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                                                                  EXHIBIT 10.22

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement"), effective as of April 10, 2000, is by and between LTC PROPERTIES, INC., a corporation organized under the laws of the State of Maryland ("LTC" or the "Company"), and WENDY SIMPSON ("EXECUTIVE").

         NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. APPOINTMENT, TITLE AND DUTIES. LTC hereby employs Executive to serve as its Vice Chairperson and Chief Financial Officer. In such capacity, Executive shall report to the Chief Executive Officer of the Company, and shall have such duties, powers and responsibilities as are customarily assigned to a Vice Chairperson and Chief Financial Officer of a publicly held corporation, but shall also be responsible to the Board of Directors and to any committee thereof. In addition, Executive shall have such other duties and responsibilities as the Chief Executive Officer may assign her, with her consent, including serving with the consent or at the request of the Chief Executive Officer as an officer or on the board of directors of affiliated corporations.

         2. TERM OF AGREEMENT. The term of this Agreement shall commence as of the date hereof and shall extend such that at each and every moment of time hereafter the remaining term shall be one year.

         3. ACCEPTANCE OF POSITION. Executive accepts the position of Vice Chairperson of LTC and Chief Financial Officer, and agrees that during the term of this Agreement she will faithfully perform her duties and, except as expressly approved by the Board of Directors of LTC, will devote substantially all of her business time to the business and affairs of LTC (and, to the extent requested by the Chief Executive Officer, LTC Healthcare, Inc.), and will not engage, for her own account or for the account of any other person or entity, in a business which competes with LTC. It is acknowledged and agreed that Executive may serve as an officer and/or director of companies in which LTC owns voting or non-voting stock. In addition, it is acknowledged and agreed that Executive may, from time to time, serve as a member of the board of directors of other companies, in which event the Board of Directors of LTC must expressly approve such service pursuant to a Board resolution maintained in the Company's minute books. Any compensation or remuneration which Executive receives in consideration of her service on the board of directors of other companies shall be the sole and exclusive property of Executive, and LTC shall have no right or entitlement at any time to any such compensation or remuneration.

         4. SALARY AND BENEFITS. During the term of this Agreement:

            (a) LTC shall pay to Executive a base salary at an annual rate of not less than Three Hundred Thousand Dollars ($300,000) per annum ("Base Salary"), paid in approximately equal installments at intervals based on any reasonable Company policy. LTC agrees from time to time to consider increases in such base salary in the discretion of the Board of Directors. Any increase, once granted, shall automatically amend this Agreement to provide that thereafter Executive's base salary shall not be less than the annual amount to which such base salary has been increased.


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            (b) Executive shall participate in all health, retirement,
Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs which LTC makes available to any of its senior executives, and shall be eligible for bonuses in the discretion of the Board of Directors.

            (c) Executive shall be entitled to reasonable vacation time, not less than four (4) weeks per year, PROVIDED that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to and non-objection by the Compensation Committee of the Board of Directors or, if there is no Compensation Committee, the Board of Directors.

            (d) LTC shall grant Executive 85,000 stock options pursuant to the 1998 Equity Participation Plan at the price of closing on April 10, 2000, $5.31 per share, which options shall vest at 20% per year, beginning on the first anniversary of Executive's employment, April 10, 2001.

         5. CERTAIN TERMS DEFINED. For purposes of this Agreement:

            (a) Executive shall be deemed to be "disabled" if a physical or mental condition shall occur and persist which, in the written opinion of a licensed physician selected by the Board of Directors in good faith, has rendered Executive unable to perform the duties set forth in Section 1 hereof for a period of sixty (60) days or more and, in the written opinion of such physician, the condition will continue for an indefinite period of time, rendering Executive unable to return to her duties;

            (b) A termination of Executive's employment by LTC shall be deemed for "Cause" if, and only if, it is based upon (i) conviction of a felony; (ii) material disloyalty to the Company such as embezzlement, misappropriation of corporate assets or, except as permitted pursuant to Section 3 of this Agreement, breach of Executive's agreement not to engage in business for another enterprise of the type engaged in by the Company; or (iii) the engaging in unethical or illegal behavior which is of a public nature, brings LTC into disrepute, and result in material damage to the Company. The Company shall have the right to suspend Executive with pay, for a reasonable period to investigate allegations of conduct which, if proven, would establish a right to terminate this Agreement for Cause, or to permit a felony charge to be tried. Immediately upon the conclusion of such temporary period, unless Cause to terminate this Agreement has been established, Executive shall be restored to all duties and responsibilities as if such suspension had never occurred;

            (c) A resignation by Executive shall not be deemed to be voluntary and shall be deemed to be a resignation with "Good Reason" if it is based upon
(i) a diminution in Executive's title, duties, or salary; (ii) a reduction in benefits which is not part of an across-the-board reduction in benefits of all senior executive personnel; (iii) a direction by the Board of Directors that Executive report to any person or group other than the Chief Executive Officer or the Board of Directors, or (iv) a geographic relocation of Executive's place of work a distance for more than seventy-five (75) miles from LTC's offices located at 300 Esplanade Drive, Suite 1860, Oxnard, California;

            (d) "Affiliate" means with respect to any Person, a Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control, with the Person specified;


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            (e) "Base Salary" means, as of any date of termination of
employment, the highest base salary of Executive in the then current fiscal year or in any of the last four fiscal years immediately preceding such date of termination of employment;

            (f) "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

            (g) A "Change in Control" occurs if:

                (i) Any Person or related group of Persons (other than Executive and her Related Persons, the Company or a Person that directly or indirectly controls, is controlled by, or is under common control with, the Company) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities; or

                (ii) The stockholders of the Company approve a merger or consolidation of the Company with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66-2/3% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; PROVIDED, HOWEVER, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 30% of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or

                (iii) The Stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

                (iv) A majority of the members of the Board of Directors of the Company cease to be Continuing Directors;

            (h) "Code" means the Internal Revenue Code of 1986, as amended.

            (i) "Continuing Director" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Agreement or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

            (j) "Exchange Act" means the Exchange Act of 1934, as amended.

            (k) "Person" means any individual, corporation, partnership, limited liability company, trust, association or other entity.


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            (l) "Related Person" means any immediate family member (spouse, partner, parent, sibling or child whether by birth or adoption) of the Executive and any trust, estate or foundation, the beneficiary of which is the Executive and/or an immediate family member of the Executive.

         6. CERTAIN BENEFITS UPON TERMINATION. Executive's employment shall be terminated upon the earlier of (i) the voluntary resignation of Executive with or without Good Reason; (ii) Executive's death or permanent disability; or (iii) upon the termination of Executive's employment by LTC for any reason at any time. In the event of such termination, the below provisions of this Section 6 shall apply.

            (a) If Executive's employment by LTC terminates for any reason other than as a result of (i) a termination for Cause, or (ii) a voluntary resignation by Executive without a Good Reason, or (iii) a Change in Control of the Company, then LTC shall pay Executive a lump sum severance payment equal to two times her Base Salary; PROVIDED that if employment terminates by reason of Executive's death or disability, then such salary shall be paid only to the extent the Company has available "key man" life, disability or similar insurance relating to the death or disability of Executive;

            (b) Upon a Change in Control of the Company whether or not Executive's employment is terminated thereby, in lieu of the severance payment described in Section 6(a) above, LTC shall pay Executive a lump sum severance payment in cash equal to two times her Base Salary;

            (c) If Executive's employment by LTC terminates for any reason, except for LTC's termination of Executive's employment for Cause or a voluntary resignation by Executive without a Good Reason, LTC shall offer to Executive the opportunity to participate in all Company-provided medical and dental plans to the extent Executive elects and remains eligible for coverage under COBRA and for a maximum period of eighteen (18) months at Company expense; PROVIDED, HOWEVER, in the event Executive's employment by LTC terminated upon a Change in Control of the Company, then Executive shall not be given the opportunity to participate in any of such medical and dental plans, except to the extent required by law;

            (d) In the event that Executive's employment terminates by reason of her death, all benefits provided in this Section 6 shall be paid to her estate or as her executor shall direct, but payment may be deferred until Executive's executor or personal representatives has been appointed and qualified pursuant to the laws in effect in Executive's jurisdiction of residence at the time of her death;

            (e) LTC shall make all payments pursuant to the foregoing subsections (a) through (d) within seven (7) days following the date of termination of Executive's employment or consummation of a Change in Control of the Company, as applicable;


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            (f) Notwithstanding the foregoing, LTC shall have no liability under this Section if Executive's employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason; provided, however, that if Executive's employment pursuant to this Agreement is terminated by LTC for Cause or by Executive without a Good Reason at any time after a Change of Control which did not result in Executive's employment being terminated, such post-Change of Control termination by LTC for Cause or by Executive without a Good Reason shall not affect in any way Executive's entitlement to the lump sum severance payment described in Section 6(b) above or any other rights, benefits or entitlements to which Executive may be entitled as a result of such Change of Control;

            (g) GROSS-UP.

                (i) If it shall be determined that any payment, distribution or benefit received or to be received by Executive from the Company (whether payable pursuant to the terms of this Agreement or any other plan, arrangements or agreement with the Company or a Affiliate (as defined above) ("Payments")) would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive shall be entitled to receive an additional payment (the "Excise Tax Gross-Up Payment") in an amount such that the net amount retained by Executive, after the calculation and deduction of any Excise Tax on the Payments and any federal, state and local income taxes and excise tax on the Excise Tax Gross-Up Payment provided for in this Section 6(g), shall be equal to the Payments. In determining this amount, the amount of the Excise Tax Gross-Up Payment attributable to federal income taxes shall be reduced by the maximum reduction in federal income taxes that could be obtained by the deduction of the portion of the Excise Tax Gross-Up Payment attributable to state and local income taxes. Finally, the Excise Tax Gross-Up Payment shall be reduced by income or excise tax withholding payment made by the Company or any affiliate of either to any federal, state or local taxing authority with respect to the Excise Tax Gross-Up Payment that was not deducted from compensation payable to Executive.

                (ii) All determinations required to be made under this Section 6(g), including whether and when an Excise Tax Gross-Up Payment is required and the amount of such Excise Tax Gross-Up Payment and the assumptions to be utilized in arriving at such determination, except as specified in Section 6(g)(i) above, shall be made by the Company's independent auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and Executive. Such determination of tax liability made by the Accounting Firm shall be subject to review by Executive's tax advisor and, if Executive's tax advisor does not agree with such determination reached by the Accounting Firm, then the Accounting Firm and Executive's tax advisor shall jointly designate a nationally recognized public accounting firm, which shall make such determination. All reasonable fees and expenses of the accountants and tax advisors retained by either Executive or the Company shall be borne by the Company. Any Excise Tax Gross-Up Payment, as determined pursuant to this Section 6(g), shall be paid by the Company to Executive within five days after the receipt of such determination. Any determination by a jointly designated public accounting firm shall be binding upon the Company and Executive.


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                (iii) As a result of the uncertainty in the application of
Subsection 4999 of the Code at the time of the initial determination thereunder, it is possible that Excise Tax Gross-Up Payments will not have been made by the Company that should have been made consistent with the calculations required to be made hereunder ("Underpayment"). In the event that Executive thereafter is required to make a payment of any Excise Tax, any such Underpayment calculated in accordance with and in the same manner as the Excise Tax Gross-Up Payment in
Section 6(g)(i) above shall be promptly paid by the Company to or for the benefit of Executive. In the event that the Excise Tax Gross-Up Payment exceeds the amount subsequently determined to be due, such excess shall constitute a loan from the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

         7. TAX LIABILITY LOAN. Upon a Change in Control of the Company, whether or not Executive's employment is terminated as a result thereof, the Company shall offer Executive an unsecured loan in the amount necessary to fund Executive's tax liability arising from the accelerated vesting of restricted shares held by Executive, if any. Such loan shall be due, in full, in ten (10) years from the date made and shall bear interest at the then-current Applicable Federal Rate (the minimum rate necessary to avoid "unstated interest" under Section 7872 of the Code) with interest payments to be paid to the Company annually. Such loan shall be evidenced by a promissory note signed by, and with full recourse to, Executive.

         8. INDEMNIFICATION. LTC shall indemnify Executive and hold her harmless from and against all claims, actions, losses, damages, expense or liabilities (including expenses of defense and settlement) ("Claim") based upon or in any way arising from or connected with her employment by LTC, to the maximum extent permitted by law. To the extent permitted by law, LTC shall advance to Executive any expenses necessary in connection with the defense of any Claim which is brought if indemnification cannot be determined to be available prior to the conclusion of, or the investigation of, such Claim. The parties hereto agree that each understands and has understood that notwithstanding the above-stated provisions, nothing herein shall require LTC to hold harmless or indemnify Executive with respect to any Claim which is brought or asserted against Executive by LTC. LTC shall investigate in good faith the availability and cost of directors' and officers' insurance and shall include Executive as an insured in any directors and officers insurance policy of such insurance it maintains.

         9. ATTORNEY FEES. In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees.

         10. NOTICES. All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by certified or registered mail to such party at its/her address set forth below its/her signature hereto, or at such other address as may be designated with postage prepaid, shall be deemed given when received.


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         11. CONSTRUCTION. In constructing this Agreement, if any portion of this Agreement shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provisions. In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders as appropriate, and no meaning in effect shall be given to the captions of the sections in this Agreement, which are inserted for convenience of reference only.

         12. HEADINGS. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

         13. GOVERNING LAW. The provisions of this Agreement shall be construed and interpreted in accordance with the internal laws of the State of California as at the time in effect.

         14. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and supersedes all other prior agreements (including the Employment Agreement dated as of the date hereof) and undertakings, both written and oral, among Executive and the Company, with respect to the subject matter hereof.

            IN WITNESS WHEREOF, this Agreement shall be effective as of the date specified in the first paragraph of this Agreement.


                                   LTC, PROPERTIES, INC., a Maryland corporation




Address: 300 Esplanade St., #1860      /s/ ANDRE C. DIMITRIADIS
         Oxnard, CA 93030             ------------------------------------------
                                                Andre C. Dimitriadis
                                         Chairman and Chief Executive Officer



                                   By: /s/
                                      ------------------------------------------
                                        Compensation Committee Representative



Address: 5235 Linwood Drive            /s/ WENDY SIMPSON
         Los Feliz, CA  90027         ------------------------------------------
                                                   Wendy Simpson

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                                 AMENDMENT NO. 1
                              EMPLOYMENT AGREEMENT

         This Amendment No. 1 ("Amendment") is effective June 23, 2000, and amends the Employment Agreement dated April 10, 2000 by and between LTC PROPERTIES, INC., a corporation organized under the laws of the State of Maryland, and WENDY SIMPSON ("EXECUTIVE").

         Section 5, subparagraph (g)(ii) is hereby amended as follows:

                  Delete the words "more than 30%" and add the following in its place "30% or more."

         The last sentence of the first paragraph of Section "6" is hereby deleted and the following sentence is hereby added:

                  "In the event of such termination, the below provisions of this Section 6 shall apply, and, in the event of a Change in Control, whether or not Executive's employment is terminated thereby, Section 6(b) shall apply."

         Section "6(b)" is hereby amended by deleting the semicolon and adding the following language at the end of the sentence:

                  "..., and all stock options and/or restricted stock shall automatically vest concurrently upon a Change in Control, notwithstanding any prior existing vesting schedule;"

         IN WITNESS WHEREOF, this Amendment No. 1 shall be effective as of the date specified in the first paragraph of this Amendment.


                                    LTC PROPERTIES, INC., a Maryland corporation



Address: 300 Esplanade St., #1860    /s/ ANDRE C. DIMITRIADIS
         Oxnard, CA  93030          --------------------------------------------
                                               Andre C. Dimitriadis
                                        Chairman and Chief Executive Officer



                                  By: /s/
                                     -------------------------------------------
                                       Compensation Committee Representative



Address: 5235 Linwood Drive           /S/ WENDY SIMPSON
         Los Angeles, CA 90027       -------------------------------------------
                                                    Wendy Simpson

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